Exhibit 99.1

Andrew M. Cuomo                                        Maria T. Vullo
Governor                                            Superintendent

September 29, 2016

VIA E-MAIL

Mr. Scott Goldberg
President
Bankers Conseco Life Insurance Company
350 Jericho Turnpike, Suite 304
Jericho, NY 11753

RE: Bankers Conseco Life Insurance Company Collateral Trust for the Reinsurance Treaty with Beechwood Re, Ltd.

Mr. Goldberg:

The New York State Department of Financial Services (the “Department”) has conducted a review of the New York Insurance Regulation 114 Trust (the “Trust”), established pursuant to 11 NYCRR 126, which collateralizes the reinsurance treaty between Bankers Conseco Life Insurance Company (“Bankers Conseco”) and Beechwood Re, Ltd. (“Beechwood Re”).

As a result of this review, which included a detailed analysis of assets and multiple rounds of communication between the Department, Bankers Conseco and Beechwood Re, the Department has concluded that a substantial portion of the current assets held within the Trust are not in compliance with the standards set under 11 NYCRR § 126 (Insurance Regulation 114), which is also required under the express terms of the reinsurance treaty. The Department observed that certain assets within the Trust were removed subsequent to the Department’s approval of the reinsurance treaty and replaced with assets that do not comply with 11 NYCRR § 126(a)(2), which states that “assets deposited in the trust account shall be valued according to their current fair market value, and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of subsection (a) of section 1404 of the New York Insurance Law.”

Bankers Conseco is hereby directed to remediate this deficiency within ten days of the date of this letter by ensuring the assets held within the Trust meet the requirements of Insurance Regulation 114. Failure to bring the Trust into compliance may result in the denial of reserve credit and disciplinary action from the Department.

Sincerely,

/s/ James V. Regalbuto
James V. Regalbuto
Deputy Superintendent, Life Insurance

(212) 709-3500 | One State Street, New York, NY 10004-1511 | www.dfs.ny.gov